Exhibit 12.1
                                                                        5/10/04


                             SAVANNAH POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2003
                       and the year to date March 31, 2004

                                                                                                                        Three
                                                                                                                        Months
                                                                                                                        Ended
                                                                          Year ended December 31,                      March 31,
                                                       -------------------------------------------------------------------------
                                                         1999         2000         2001         2002         2003        2004
                                                         ----         ----         ----         ----         ----        ----
                                                       -------------------------------Thousands of Dollars----------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                           $34,891      $36,543      $33,772      $35,313      $37,915      $4,946
   Interest expense, net of amounts capitalized         11,938       12,737       12,517       11,608        9,590       3,144
   Distrib on mandatorily redeemable pref sec            2,740        2,740        2,740        2,740        2,740         109
   AFUDC - Debt funds                                      485          324          271          165          220          95
   Rentals                                                 471          545          423          459          457         119
                                                        ------       ------       ------       ------       ------       -----
         Earnings as defined                           $50,525      $52,889      $49,723      $50,285      $50,922      $8,413
                                                       =======      =======      =======      =======      =======      ======




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $ 9,300      $ 9,259      $ 9,399      $ 9,684      $ 8,537      $2,779
   Interest on affiliated loans                                                      747          401          106           6
   Interest on interim  obligations                        879        2,369        1,128            4            0           0
   Amort of debt disc, premium  and expense, net           948          963          950          904          981         248
   Other interest  charges                               1,296          470          566          778          186         207
   Distrib on mandatorily redeemable pref sec            2,740        2,740        2,740        2,740        2,740         109
   Rentals                                                 471          545          423          459          457         119
                                                        ------      -------      -------      -------      -------      ------
         Fixed charges as defined                      $15,634      $16,346      $15,953      $14,970      $13,007      $3,468
                                                       =======      =======      =======      =======      =======      ======



RATIO OF EARNINGS TO FIXED CHARGES                        3.23         3.24         3.12         3.36         3.91        2.43
                                                          ====         ====         ====         ====         ====        ====

